Exhibit 99.1

Sunnova Reports Third Quarter 2019 Financial Results

•72,600 customers as of September 30, 2019
•Net loss of $34.4 million for the three months ended September 30, 2019
•Adjusted EBITDA of $15.9 million for the three months ended September 30, 2019

•
Customer principal (net of amounts recorded in revenue) and interest payments received from solar loans ("P&I") of $4.3 million and $3.1 million, respectively, for the three months ended September 30, 2019

•	Net cash used in operating activities of $18.8 million for the three months ended September 30, 2019

•	Positive Adjusted Operating Cash Flow of $1.6 million for the three months ended September 30, 2019

•	Announce 2020 full-year guidance

HOUSTON, October 31, 2019 (NEWSWIRE) - Sunnova Energy International Inc. ("Sunnova") (NYSE: NOVA), one of the leading U.S. residential solar and storage service providers, today announced financial results for the third quarter ended September 30, 2019.

"For the third quarter, we once again reported strong financial results, demonstrated by both year-over-year and sequential quarterly growth," said William J. (John) Berger, Chief Executive Officer of Sunnova. "We delivered on our operational and financial targets. We continued to grow our dealer base, launch new product offerings, and increase battery attachment rates. In addition, we closed on a number of significant financial transactions in the third quarter, including our IPO, a new tax equity facility, a new credit facility for our leases and PPAs, and a comprehensive amendment to the credit facility for our loan products.

We continue to generate strong asset level returns that are inclusive of all dealer payments. Our quarter-over-quarter improvement in net cash used in operating activities and positive Adjusted Operating Cash Flow, generated by our long-term cash flows from operations, reflects our ability to scale our overhead and service expenses. We continue to see the asset-backed securities market provide cash in excess of our newly originated customer service contracts while allowing us to retain the contracted cash flows. These cash proceeds, coupled with our Adjusted Operating Cash Flow, are currently expected to generate sufficient cash while growing our net contracted customer cash flow and value.

In all, we are excited about the opportunities in front of us as we remain focused on maximizing cash flow. With our dealer model driving strong growth, our existing and future customers positioned to generate recurring long-term cash flows, our focus on providing those customers service for many years to come, our ability to generate cash from financing activities and our continued attention to containing costs, we believe we are well positioned for 2020 and beyond."

Third Quarter 2019 Results

Our total number of customers was 72,600 as of September 30, 2019, an increase of 15,600 compared to September 30, 2018.
Revenue increased to $36.6 million, or by $6.2 million, in the three months ended September 30, 2019 compared to the three months ended September 30, 2018. Revenue increased to $97.9 million, or by $18.8 million, in the nine months ended September 30, 2019 compared to the nine months ended September 30, 2018. These increases in revenues are primarily a result of an increase in the number of customers served.
Total operating expense, net increased to $42.5 million, or by $15.5 million, in the three months ended September 30, 2019 compared to the three months ended September 30, 2018. Total operating expense, net increased to $111.1 million, or by $30.6 million, in the nine months ended September 30, 2019 compared to the nine months ended September 30, 2018. These increases are the result of an increase in the number of customers served, greater depreciation expense, and higher period-over-period general and administrative expenses due to costs related to our initial public offering and the hiring of personnel to support growth.
Adjusted Operating Expense increased to $20.7 million, or by $5.6 million, in the three months ended September 30, 2019 compared to the three months ended September 30, 2018. Adjusted Operating Expense increased to $60.4 million, or by $14.4 million, in the nine months ended September 30, 2019 compared to the nine months ended September 30, 2018. These increases are the result of an increase in the number of customers served as well as certain expenses associated with our initial public offering.
We incurred a net loss of $34.4 million for the three months ended September 30, 2019 compared to a net loss of $6.6 million for the three months ended September 30, 2018. We incurred a net loss of $119.7 million for the nine months ended September 30, 2019 compared to a net loss of $29.3 million for the nine months ended September 30, 2018. These larger net losses were primarily driven by the factors described above in addition to higher net interest expense, including higher realized and unrealized net losses on interest rate swaps.
Adjusted EBITDA was $15.9 million for the three months ended September 30, 2019 compared to $15.3 million for the three months ended September 30, 2018. Adjusted EBITDA was $37.5 million for the nine months ended September 30, 2019 compared to $33.1 million for the nine months ended September 30, 2018. These increases were due to the increase in number of customers served.
Customer principal (net of amounts recorded in revenue) and interest payments received from solar loans increased to $4.3 million and $3.1 million, respectively, for the three months ended September 30, 2019, or by $2.6 million and $1.5 million, respectively, compared to the three months ended September 30, 2018 due to our larger customer loan portfolio. Customer principal (net of amounts recorded in revenue) and interest payments received from solar loans increased to $13.0 million and $8.2 million, respectively, for the nine months ended September 30, 2019, or by $7.9 million and $4.0 million, respectively, compared to the nine months ended September 30, 2018 due to our larger customer loan portfolio.
Net cash used in operating activities was $18.8 million in the three months ended September 30, 2019 compared to $4.7 million in the three months ended September 30, 2018. Net cash used in operating activities was $74.5 million in the nine months ended September 30, 2019 compared to $25.2 million in the nine months ended September 30, 2018. These increases were due primarily to higher inventory purchases necessary to meeting growing demand, an increased use of working capital and an increase in the amount of exclusivity and other bonus arrangement payments made to certain dealers that are inclusive in our asset level economics during the three and nine months ended September 30, 2019 compared to the same periods of 2018.

Adjusted Operating Cash Flow was $1.6 million in the three months ended September 30, 2019 compared to $(1.3) million for the three months ended September 30, 2018. This increase in Adjusted Operating Cash Flow was primarily due to the increase in the number of customers served. Adjusted Operating Cash Flow was $(18.4) million in the nine months ended September 30, 2019 compared to $(13.5) million for the nine months ended September 30, 2018. This decrease in Adjusted Operating Cash Flow was due primarily to breakage costs for interest rate hedges in connection with refinancing indebtedness to take advantage of lower interest rates and higher operating and interest payments partially offset by higher revenue and P&I received.

Liquidity & Capital Resources

As of September 30, 2019, we had total cash of $109.3 million, including restricted and unrestricted cash.

2019 Guidance

Management reaffirms the following full year 2019 guidance:

•Customer growth rate in annual deployments of at least 30%
•Adjusted EBITDA between $47 million and $49 million

•	Customer principal payments received from solar loans, net of amounts recorded in revenue, between $17 million and $18 million
•Customer interest payments received from solar loans between $12 million and $13 million
•Adjusted Operating Cash Flow between $(2) million and $1 million

2020 Guidance

Management introduces the following full year 2020 guidance:

•23,000 - 27,500 new customers
•Adjusted EBITDA between $55 million and $60 million

•	Customer principal payments received from solar loans, net of amounts recorded in revenue, between $30 million and $35 million
•Customer interest payments received from solar loans between $15 million and $20 million
•Adjusted Operating Cash Flow between $5 million and $15 million

Non-GAAP Financial Measures

We present our operating results in accordance with accounting principles generally accepted in the U.S. ("GAAP"). We believe certain financial measures, such as Adjusted EBITDA, Adjusted Operating Expense and Adjusted Operating Cash Flow, which are non-GAAP measures, provide users of our financial statements with supplemental information that may be useful in evaluating our business. We use Adjusted EBITDA and Adjusted Operating Expense as performance measures, and believe investors and securities analysts also use Adjusted EBITDA and Adjusted Operating Expense in evaluating our performance. While Adjusted EBITDA effectively captures the operating performance of our leases and PPAs, it only reflects the service portion of the operating performance under our loan agreements. Therefore, we separately show customer P&I payments. Adjusted EBITDA is also used by our management for internal planning purposes, including our consolidated operating budget, and by our board of directors in setting performance-based compensation targets. We use Adjusted Operating Cash Flow as a liquidity measure and believe Adjusted Operating Cash Flow is a supplemental financial measure useful to management, analysts, investors, lenders and rating agencies as an indicator of our ability to internally fund origination activities, service or incur additional debt and service our contractual obligations. We believe investors and analysts will use Adjusted Operating Cash Flow to evaluate our liquidity and ability to service our contractual obligations. However, Adjusted Operating Cash Flow has limitations as an analytical tool because it does not account for all future expenditures and financial obligations of the business or reflect unforeseen circumstances that may impact our future cash flows, all of which could have a material effect on our financial condition and results of operations. We believe that such non-GAAP measures, when read in conjunction with our operating results presented under GAAP, can be used both to better assess our business from period to period and to better assess our business against other companies in our industry, without regard to financing methods, historical cost basis or capital structure. Our calculation of these non-GAAP financial measures may differ from similarly-titled non-GAAP measures, if any, reported by other companies. In addition, other companies may not publish these or similar measures. Such non-GAAP measures should be considered as a supplement to, and not as a substitute for, financial measures prepared in accordance with GAAP. Sunnova is unable to reconcile projected Adjusted EBITDA, Adjusted Operating Expense and Adjusted Operating Cash Flow to the most comparable financial measures calculated in accordance with GAAP because of fluctuations in interest rates and their impact on our unrealized and realized interest rate hedge gains or losses. Sunnova provides a range for the forecasts of Adjusted EBITDA, Adjusted Operating Expense and Adjusted Operating Cash Flow to allow for the variability in the timing of cash receipts and disbursements, customer utilization of our assets, and the impact on the related reconciling items, many of which interplay with each other. Therefore, the reconciliation of projected Adjusted EBITDA, Adjusted Operating Expense and Adjusted Operating Cash Flow to projected net income (loss), total operating expense, or net cash provided by (used in) operating activities, as the case may be, is not available without unreasonable effort.

Third Quarter 2019 Financial and Operational Results Conference Call Information

Sunnova is hosting a conference call for analysts and investors to discuss its third quarter 2019 results at 8:30 a.m. Eastern Time, on October 31, 2019. The conference call can be accessed live over the phone by dialing 1-866-211-4135, or for international callers, 1-647-689-6729. A replay will be available two hours after the call and can be accessed by dialing 1-800-585-8367, or for international callers, 1-416-621-4642. The passcode for the live call and the replay is 9573079. The replay will be available until November 7, 2019.

Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investor Relations section of Sunnova’s website at www.sunnova.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally relate to future events or Sunnova’s future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as "may," "will," "should," "expects," "plans," "anticipates," "going to," "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these words or other similar terms or expressions that concern Sunnova’s expectations, strategy, priorities, plans or intentions. Forward-looking statements in this release include, but are not limited to, statements that cash proceeds, coupled with our Adjusted Operating Cash Flow, are currently expected to generate sufficient cash while growing our net contracted customer cash flow and value; the benefits of our growing dealer network, our future cash flows, our future financing activities, our future costs and references to longer term operational targets and future: customer growth rate, adjusted EBITDA, customer P&I payments from solar loans and adjusted operating cash flows. Sunnova’s expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including risks regarding our ability to forecast our business due to our limited operating history, our competition, fluctuations in the solar and home-building markets, our ability to attract and retain dealers and customers and our dealer and strategic partner relationships. The forward-looking statements contained in this release are also subject to other risks and uncertainties, including those more fully described in Sunnova’s filings with the Securities and Exchange Commission, including Sunnova’s prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, on July 26, 2019. The forward-looking statements in this release are based on information available to Sunnova as of the date hereof, and Sunnova disclaims any obligation to update any forward-looking statements, except as required by law.

About Sunnova

Sunnova is a leading residential solar and energy storage service provider, serving customers in more than 20 U.S. states and territories. Our goal is to be the leading provider of clean, affordable and reliable energy for consumers, and we operate with a simple mission: to power energy independence.

SUNNOVA ENERGY INTERNATIONAL INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts and share par values)

	As of September 30, 2019	As of December 31, 2018
Assets
Current assets:
Cash	$51,026	$52,706
Accounts receivable—trade, net	10,383	6,312
Accounts receivable—other	5,922	3,721
Other current assets	59,058	26,794
Total current assets	126,389	89,533

Property and equipment, net	1,620,048	1,328,457
Customer notes receivable, net	255,070	172,031
Other assets	148,279	75,064
Total assets (1)	$2,149,786	$1,665,085

Liabilities, Redeemable Noncontrolling Interests and Stockholders' Equity
Current liabilities:
Accounts payable	$40,342	$20,075
Accrued expenses	17,904	18,650
Current portion of long-term debt	59,404	26,965
Current portion of long-term debt—affiliates	—	16,500
Other current liabilities	13,501	13,214
Total current liabilities	131,151	95,404

Long-term debt, net	1,116,369	872,249
Long-term debt, net—affiliates	—	44,181
Other long-term liabilities	119,128	66,453
Total liabilities (1)	1,366,648	1,078,287

Redeemable noncontrolling interests	156,578	85,680

Stockholders' equity:
Series A convertible preferred stock, 0 and 44,942,594 shares issued as of September 30, 2019 and December 31, 2018, respectively, at $0.01 par value	—	449
Series C convertible preferred stock, 0 and 13,006,780 shares issued as of September 30, 2019 and December 31, 2018, respectively, at $0.01 par value	—	130
Series A common stock, 0 and 8,612,728 shares issued as of September 30, 2019 and December 31, 2018, respectively, at $0.01 par value	—	86
Series B common stock, 0 and 21,727 shares issued as of September 30, 2019 and December 31, 2018, respectively, at $0.01 par value	—	—
Common stock, 83,980,885 and 0 shares issued as of September 30, 2019 and December 31, 2018, respectively, at $0.0001 par value	8	—
Additional paid-in capital—convertible preferred stock	—	701,326
Additional paid-in capital—common stock	991,936	85,439
Accumulated deficit	(365,384)	(286,312)
Total stockholders' equity	626,560	501,118
Total liabilities, redeemable noncontrolling interests and stockholders' equity	$2,149,786	$1,665,085

(1) The consolidated assets as of September 30, 2019 and December 31, 2018 include $658,690 and $411,325, respectively, of assets of variable interest entities ("VIEs") that can only be used to settle obligations of the VIEs. These assets include cash of $5,483 and $3,674 as of September 30, 2019 and December 31, 2018, respectively; accounts receivable—trade, net of $1,302 and $884 as of September 30, 2019 and December 31, 2018, respectively; accounts receivable—other of $0 and $109 as of September 30, 2019 and December 31, 2018, respectively; other current assets of $16,876 and $4,821 as of September 30, 2019 and December 31, 2018, respectively; property and equipment, net of $628,821 and $398,693 as of September 30, 2019 and December 31, 2018, respectively; and other assets of $6,208 and $3,144 as of September 30, 2019 and December 31, 2018, respectively. The consolidated liabilities as of September 30, 2019 and December 31, 2018 include $9,076 and $9,260, respectively, of liabilities of VIEs whose creditors have no recourse to Sunnova Energy International Inc. These liabilities include accounts payable of $1,458 and $4,278 as of September 30, 2019 and December 31, 2018, respectively; accrued expenses of $25 and $14 as of September 30, 2019 and December 31, 2018, respectively; other current liabilities of $143 and $296 as of September 30, 2019 and December 31, 2018, respectively; and other long-term liabilities of $7,450 and $4,672 as of September 30, 2019 and December 31, 2018, respectively.

SUNNOVA ENERGY INTERNATIONAL INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Revenue	$36,615	$30,429	$97,942	$79,176

Operating expense:
Cost of revenue—depreciation	10,942	9,349	30,820	25,468
Cost of revenue—other	1,186	614	2,914	1,474
Operations and maintenance	1,925	(96)	6,468	4,495
General and administrative	28,509	17,170	70,984	49,103
Other operating income	(49)	(12)	(129)	(51)
Total operating expense, net	42,513	27,025	111,057	80,489

Operating income (loss)	(5,898)	3,404	(13,115)	(1,313)

Interest expense, net	30,884	9,416	99,855	25,123
Interest expense, net—affiliates	701	2,398	4,098	7,245
Interest income	(3,407)	(1,763)	(8,868)	(4,373)
Loss on extinguishment of long-term debt, net—affiliates	—	—	10,645	—
Other (income) expense	293	—	827	(1)
Loss before income tax	(34,369)	(6,647)	(119,672)	(29,307)

Income tax	—	—	—	—
Net loss	(34,369)	(6,647)	(119,672)	(29,307)
Net income (loss) attributable to redeemable noncontrolling interests	3,221	(13)	7,170	4,111
Net loss attributable to stockholders	(37,590)	(6,634)	(126,842)	(33,418)
Dividends earned on Series A convertible preferred stock	—	(9,437)	(19,271)	(26,765)
Dividends earned on Series C convertible preferred stock	—	(1,794)	(5,454)	(3,340)
Deemed dividends on convertible preferred stock exchange	—	—	—	(19,332)
Net loss attributable to common stockholders—basic and diluted	$(37,590)	$(17,865)	$(151,567)	$(82,855)

Net loss per share attributable to common stockholders—basic and diluted	$(0.62)	$(2.07)	$(5.77)	$(9.60)
Weighted average common shares outstanding—basic and diluted	60,890,129	8,634,541	26,245,493	8,634,484

SUNNOVA ENERGY INTERNATIONAL INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Nine Months Ended September 30,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(119,672)	$(29,307)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	34,987	29,000
Impairment and loss on disposals, net	1,236	1,235
Amortization of deferred financing costs	8,795	6,488
Amortization of debt discount	2,027	766
Non-cash effect of equity-based compensation plans	6,974	2,182
Non-cash payment-in-kind interest on loan—affiliates	2,716	4,132
Unrealized (gain) loss on derivatives	30,262	(20,647)
Unrealized loss on fair value option instruments	97	—
Loss on extinguishment of long-term debt, net—affiliates	10,645	—
Other non-cash items	4,637	3,601
Changes in components of operating assets and liabilities:
Accounts receivable	(8,006)	(7,674)
Dealer advances	—	(237)
Other current assets	(11,753)	(7,394)
Other assets	(37,787)	(6,571)
Accounts payable	5,156	(145)
Accrued expenses	(2,455)	2,087
Other current liabilities	75	(1,644)
Long-term debt—paid-in-kind—affiliates	(719)	(1,144)
Other long-term liabilities	(1,753)	30
Net cash used in operating activities	(74,538)	(25,242)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(299,199)	(184,260)
Payments for investments and customer notes receivable	(104,391)	(80,557)
Proceeds from customer notes receivable	14,072	5,733
State utility rebates	401	691
Other, net	(584)	(1,439)
Net cash used in investing activities	(389,701)	(259,832)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long-term debt	588,153	132,674
Payments of long-term debt	(318,855)	(27,045)
Proceeds of long-term debt from affiliates	15,000	15,000
Payments of long-term debt to affiliates	(56,236)	(20,000)
Payments on notes payable	(2,177)	—
Payments of deferred financing costs	(10,435)	(1,753)
Payments of debt discounts	(1,084)	(1,883)
Proceeds from issuance of common stock, net	164,695	—
Proceeds from issuance of convertible preferred stock, net	(2,510)	157,117
Contributions from redeemable noncontrolling interests	119,372	51,427
Distributions to redeemable noncontrolling interests	(6,289)	(1,322)
Payments of costs related to redeemable noncontrolling interests	(3,155)	(985)
Other, net	(15)	(6)
Net cash provided by financing activities	486,464	303,224
Net increase in cash and restricted cash	22,225	18,150
Cash and restricted cash at beginning of period	87,046	81,778
Cash and restricted cash at end of period	109,271	99,928
Restricted cash included in other current assets	(16,688)	(368)
Restricted cash included in other assets	(41,557)	(28,411)
Cash at end of period	$51,026	$71,149

Key Financial and Operational Metrics

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
	(in thousands)
Reconciliation of Net Loss to Adjusted EBITDA:
Net loss	$(34,369)	$(6,647)	$(119,672)	$(29,307)
Interest expense, net	30,884	9,416	99,855	25,123
Interest expense, net—affiliates	701	2,398	4,098	7,245
Interest income	(3,407)	(1,763)	(8,868)	(4,373)
Depreciation expense	12,348	10,650	34,987	29,000
Amortization expense	8	33	20	100
EBITDA	6,165	14,087	10,420	27,788
Non-cash compensation expense (1)	5,980	916	8,251	2,466
ARO accretion expense	349	278	989	891
Financing deal costs	60	(3)	1,028	1,338
Disaster losses and related charges, net	54	(182)	54	430
IPO costs	1,758	80	3,804	81
Loss on extinguishment of long-term debt, net—affiliates	—	—	10,645	—
Unrealized (gain) loss on fair value option instruments	(437)	—	97	—
Realized loss on fair value option instruments	730	—	730	—
Amortization of payments to dealers for exclusivity and other bonus arrangements	241	—	255	—
Legal settlements	967	150	1,260	150
Adjusted EBITDA	$15,867	$15,326	$37,533	$33,144

(1)
Amount includes non-cash effect of equity-based compensation plans of $6.0 million and $0.8 million for the three months ended September 30, 2019 and 2018, respectively, and $7.0 million and $2.2 million for the nine months ended September 30, 2019 and 2018, respectively, and partial forgiveness of a loan to an executive officer used to purchase our capital stock of $0.1 million for the three months ended September 30, 2018 and $1.3 million and $0.3 million for the nine months ended September 30, 2019 and 2018, respectively.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
	(in thousands)
Interest income from customer notes receivable	$3,136	$1,672	$8,156	$4,160
Principal proceeds from customer notes receivable, net of related revenue	$4,333	$1,718	$12,986	$5,098

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
	(in thousands)
Reconciliation of Net Cash Used in Operating Activities to Adjusted Operating Cash Flow:
Net cash used in operating activities	$(18,844)	$(4,681)	$(74,538)	$(25,242)
Principal proceeds from customer notes receivable	4,736	1,965	14,072	5,733
Distributions to redeemable noncontrolling interests	(1,146)	(533)	(6,289)	(1,322)
Payments to dealers for exclusivity and other bonus arrangements	9,733	—	31,733	—
Inventory purchases	3,051	1,927	12,568	7,287
Payments of non-capitalized costs related to IPO	4,060	—	4,060	—
Adjusted Operating Cash Flow	$1,590	$(1,322)	$(18,394)	$(13,544)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
	(in thousands, except per customer data)
Reconciliation of Total Operating Expense, Net to Adjusted Operating Expense:
Total operating expense, net	$42,513	$27,025	$111,057	$80,489
Depreciation expense	(12,348)	(10,650)	(34,987)	(29,000)
Amortization expense	(8)	(33)	(20)	(100)
Non-cash compensation expense	(5,980)	(916)	(8,251)	(2,466)
ARO accretion expense	(349)	(278)	(989)	(891)
Financing deal costs	(60)	3	(1,028)	(1,338)
Disaster losses and related charges, net	(54)	182	(54)	(430)
IPO costs	(1,758)	(80)	(3,804)	(81)
Amortization of payments to dealers for exclusivity and other bonus arrangements	(241)	—	(255)	—
Legal settlements	(967)	(150)	(1,260)	(150)
Adjusted Operating Expense	$20,748	$15,103	$60,409	$46,033
Adjusted Operating Expense per weighted average customer	$295	$273	$914	$892

	As of September 30, 2019	As of December 31, 2018
Number of customers	72,600	60,300

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Weighted average number of customers (excluding loan agreements)	61,500	50,700	58,300	47,900
Weighted average number of customers with loan agreements	8,900	4,600	7,800	3,700
Weighted average number of customers	70,400	55,300	66,100	51,600

	As of September 30, 2019	As of December 31, 2018
	(in millions, except per customer data)
Estimated gross contracted customer value	$1,739	$1,476
Estimated gross contracted customer value per customer	$23,953	$24,478

Key Terms for Our Key Metrics and Non-GAAP Financial Measures

Estimated Gross Contracted Customer Value. Estimated gross contracted customer value as of a specific measurement date represents the sum of the present value of the remaining estimated future net cash flows we expect to receive from existing customers during the initial contract term of our leases and power purchase agreements ("PPAs"), which are typically 25 years in length, plus the present value of future net cash flows we expect to receive from the sale of related solar renewable energy certificates ("SRECs"), either under existing contracts or in future sales, plus the carrying value of outstanding customer loans on our balance sheet. From these aggregate estimated initial cash flows, we subtract the present value of estimated net cash distributions to redeemable noncontrolling interests and estimated operating, maintenance and administrative expenses associated with the solar service agreements. These estimated future cash flows reflect the projected monthly customer payments over the life of our solar service agreements and depend on various factors including but not limited to solar service agreement type, contracted rates, expected sun hours and the projected production capacity of the solar equipment installed. For the purpose of calculating this metric, we discount all future cash flows at 6%.

Number of Customers. We define number of customers to include each customer that is party to an in-service solar service agreement. For our leases, PPAs and loan agreements, in-service means the related solar energy system and, if applicable, energy storage system, must have met all the requirements to begin operation and be interconnected to the electrical grid. For our Sunnova Protect services, in-service means the customer’s system must have met the requirements to have the service activated. We do not include in our number of customers any customer under a lease, PPA or loan agreement for whom we have terminated the contract and removed the solar energy system. We also do not include in our number of customers any customer of our Sunnova Protect services that has been in default under his or her solar service agreement in excess of six months. We track the total number of customers as an indicator of our historical growth and our rate of growth from period to period.

Weighted Average Number of Customers. We calculate the weighted average number of customers based on the number of months a given customer is in-service during a given measurement period. The weighted average customer count reflects the number of customers at the beginning of a period, plus the total number of new customers added in the period adjusted by a factor that accounts for the partial period nature of those new customers. For purposes of this calculation, we assume all new customers added during a month were added in the middle of that month. We track the weighted average customer count in order to accurately reflect the contribution of the appropriate number of customers to key financial metrics over the measurement period.

Definitions of Non-GAAP Measures

Adjusted EBITDA. We define Adjusted EBITDA as net income (loss) plus net interest expense, depreciation and amortization expense, income tax expense, financing deal costs, disaster losses and related charges, net, amortization of payments to dealers for exclusivity and other bonus arrangements, legal settlements and excluding the effect of certain non-recurring items we do not consider to be indicative of our ongoing operating performance such as, but not limited to, costs of our IPO, realized and unrealized gains and losses on fair value option instruments and other non-cash items such as asset retirement obligation ("ARO") accretion expense and non-cash compensation expense.

Adjusted Operating Cash Flow. We define Adjusted Operating Cash Flow as net cash used in operating activities plus principal proceeds from customer notes receivable and distributions to redeemable noncontrolling interests less payments to dealers for exclusivity and other bonus arrangements, inventory purchases and payments of non-capitalized costs related to our IPO.

Adjusted Operating Expense. We define Adjusted Operating Expense as total operating expense less depreciation and amortization expense, non-cash compensation expense, ARO accretion expense, financing deal costs, disaster losses and related charges, net, IPO costs, amortization of payments to dealers for exclusivity and other bonus arrangements and legal settlements.

Contacts

Rodney McMahan - Investors
Kelsey Hultberg - Media
IR@sunnova.com
877-770-5211